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Exhibit 11

AAVID THERMAL TECHNOLOGIES, INC. AND SUBSIDIARIES

Computation of Net Income Per Share
(Amounts in thousands, except share data)
                                                                               (Unaudited)
                                                             Quarter ended                    Nine Months ended
                                                   September 28,      September 30,    September 28,      September 30,
                                                        1996              1995             1996               1995
                                                   -------------       ------------    -------------      -------------

Weighted average shares outstanding                   6,478,127           724,445         6,161,317           724,445

Net effect of the assumed exercise of stock
  options and warrants
   -based on the treasury stock method                1,339,873                 0                 0                 0

Total                                                 7,818,000           724,445         6,161,317           724,445

Net income before extraordinary item                 $  802,000       $ 3,574,000       $(1,209,000)      $ 2,075,000

Extraordinary item                                           --                --          (171,000)               --

Net income                                           $  802,000       $ 3,574,000       $(1,380,000)      $ 2,075,000

Accretion to redemption value of warrant             $       --       $  (775,000)      $        --       $  (775,000)

Net income                                           $  802,000       $(4,349,000)      $(1,380,000)      $(2,850,000)

Net income per share before extraordinary item       $     0.10       $     (4.93)      $     (0.20)      $     (2.86)

Extraordinary item income (expense) per share        $       --       $     (1.07)      $     (0.02)      $        --

Accretion to redemption value of warrant                                                                  $     (1.07)

Net income per share                                 $     0.10       $     (6.00)      $     (0.22)      $     (3.93)